Exhibit 10.13

Medic Purchase Agreement

for

Medical Group Services, Inc.

October 16, 2000

Proposal Valid Through November 15, 2000

Prepared By:

Gregor Treanor

Territory Manager

Confidential Information

Property of Medic Computer Systems, Inc.

This Master Agreement (“Agreement”) is made this      day of                     , 2000, between Medic Computer Systems, LLC, having its principal offices at 8529 Six Forks Road, Raleigh, North Carolina 27615 (“Medic”) and Medical Group Services, Inc., having its principal offices at 6800 North Dale Mabry Highway Suite 100 Tampa, FL 33614 (“Client”)

1. Definitions

Unless the context otherwise requires, the following definitions shall apply:

“Designated Location” shall mean the Client’s premises at which the System is to be installed and operated.

“Hardware” shall mean the computer and any ancillary equipment to be supplied by Medic as identified in the Schedule.

“Maintenance” means the Software maintenance. Hardware maintenance, and Operating System and Third Party Software maintenance, as each is defined herein.

“Operating System” shall mean the third party foundation software required to communicate with the Hardware and to be supplied by Medic as identified in the Schedule.

“Price” means the amount to be paid by client for the System and Services as identified in the Schedule.

“Schedule” means the schedule or schedules hereto, and/or subsequently added by consent of the parties, which identify the elements of the System to be provided and the Services to be performed by Medic under this Agreement.

“Services” means those services specifically identified in the Schedule to be performed by or on behalf of Medic, including but not limited to training, maintenance, Implementation services, and conversion,

“Software” shall mean the Medic proprietary application software and its accompanying documentation as identified in the Schedule.

“System” shall mean the Software, Hardware, Operating System, and Third Party Software

“Third Party Software” shall mean proprietary application software owned by third parties to be supplied by Medic as identified in the Schedule.

“Third Party Vendors” shall mean all third parties whose software is licensed to Client or whose Hardware is re-sold to Client as set forth in the Schedule.

2. Software License

In accordance with the terms herein, Medic grants to Client, and Client accepts from Medic, a personal, nonexclusive and nontransferable license to use the Software for the number of concurrent users, and if applicable user sessions, set forth in the Schedule unless and until terminated hereunder. Client shall be entitled to license additional concurrent users at Medic’s then prevailing rates by written agreement of the parties. All modifications, enhancements, and updates to the Software provided by Medic shall become part of the Software and be subject to the terms and conditions herein.

The Software shall be used only for Client’s internal business needs and is only licensed on a single central processing unit, as identified in the Schedule (“CPU”), at the Designated Location. Client may use the Software in combination with a different central processing unit upon a written agreement of the parties which shall Include payment of an additional license fee at Medic’s then prevailing rate. Client shall not permit any third party to use the Software or grant a sublicense for the use of the Software. Violating of any provision of this paragraph shall entitle Medic to terminate this Agreement and the Software license granted hereunder.

3. Copies

The Software license granted herein includes the right to copy the object code only in non-printed, machine readable form in whole or part as necessary for Client’s authorized use hereunder, including the making of back-up copies. In order to protect the trade secrets and copyrights in the Software, Operating System and Third Party Software. Client agrees to reproduce and incorporate all copyright notices in any authorized copies, compilations, modifications or partial copies. Violation of any provision of this paragraph shall entitle Medic to immediately terminate this Agreement and the Software, Operating System and Third Party Software licenses granted hereunder.

4. Operating System and Third Party Software License.

The Client acknowledges that its use of the Operating System and/or Third Party Software may be subject to additional licensing terms from the relevant third party, and that the Client is authorized to use the Operating System and Third Party Software subject to the terms of this Agreement and such additional licensing terms.

5. Hardware

Client agrees to purchase the Hardware from Medic subject to the terms of this Agreement or any third party agreement executed herewith.

6. Services

Client agrees to accept and Medic agrees to perform the Services subject to the terms of this Agreement.

7. Price and Payment

Client shall pay Medic an initial non-refundable payment of twenty-five percent (25%) of the Price upon the execution of this Agreement and the remaining 75% of the Price upon the Initial installation of the System at the Designated Location. In addition to the Price, Client shall pay, upon receipt of Medic’s invoice therefore, (i) all reasonable transportation charges, insurance, and such other reasonable charges not included in the Price, and (ii) all taxes (including, but not limited to, sales, use, privilege, ad valorem and excise taxes) and customs duties paid or payable by Medic, however designated, leveled or based on amounts payable to Medic under this Agreement, excluding only taxes based on Medic’s Income.

In event that Client is leasing the System,

Client shall pay Medic an initial non-refundable payment as indicated on the Schedule upon the execution of this Agreement and shall procure that Medic is paid the remaining portion of the Price the initial installation of the System at the Designated Location.

All payments hereunder shall be made in United States Dollars. Unless otherwise stated herein, all invoices shall be due and payable within thirty (30) days of date of invoice. On any invoice not paid within thirty (30) days, Medic may assess a Client shall pay a service charge accruing thereafter until the date of payment equal to the lesser of (i) the rate of one and one-half percent (1.5%) per month, or (ii) the maximum lawful interest rate applicable.

In the event Client’s account is in arrears for more than sixty (60) days for ANY reason, Medic shall be entitled to immediately place Client on support hold. No services, including EDI Services and Maintenance, will be provided while Client is on support hold, although Maintenance fees shall continue to accrue. Client shall remain on support hold until Client’s account is paid current.

8. Delivery and Installation.

Delivery of the System shall be made F.O.B. to the Designated Location. The carrier, method of shipment and other matters relating to shipment shall be determined by Medic. Medic shall have no liability for delays in delivery of the System. Client agrees to have the site adequately and properly prepared, in accordance with the provided manufacturer’s instructions, prior to delivery of the System. Installation shall be deemed complete upon delivery and the initial set-up of the System at the Designated Location.

9. Substitutions

Medic may, at its sole option and prior to delivery to Client, substitute System components with similar components of equal or better performance and functionality, if reasonable under the circumstances.

10. Title to and Security Interest in the Hardware.

Title to the Hardware shall pass to Client upon Medic’s receipt of payment in full for such Hardware. Pursuant to the Uniform Commercial Code, Medic reserves and Client grants to Medic a purchase money security interest in the Hardware, including all additions thereto, replacements and substitutions thereof and any proceeds from the sale or disposal thereof, until Client receives title thereto. Client shall execute, upon presentation by Medic, any documentation required to perfect Medic’s security interest in the Hardware. Any attempt by Client to sell, assign, mortgage or otherwise encumber or convey the Hardware prior to receiving title thereto shall be a material breach under this Agreement entitling Medic terminate this Agreement and the Software license granted hereunder.

11. Title to Software.

The Software, Third Party Software, Operating System, all programs developed by Medic for the Client hereunder, and all copies thereof are proprietary to Medic or the respective third party and title thereto remains with Medic or such third party. All applicable rights to patents, copyrights, trademarks and trade secrets in the Software, Third Party Software, Operating System or any programs developed at Client’s request are and shall remain in Medic or the respective third party. Client shall not modify, reverse assemble or decompile, in whole or part, the Software, Third Party Software or Operating System. Client shall not sell, license, transfer, publish, disclose, display or otherwise make available the Software, Third Party Software or Operating System or copies thereof to others. Client agrees to secure and protect the Software, Third Party Software and Operating System and copies thereof in a manner consistent with the maintenance of Medic’s and/or the third party’s rights therein and to take appropriate action by instruction or agreement with its employees or consultants who are permitted access to the Software, Third Party Software or Operating System to satisfy its obligations hereunder. Violation of any provision of this paragraph shall entitle Medic to terminate this Agreement and licenses granted hereunder.

12. Confidentiality

Each part acknowledges that it will be exposed to Confidential Information of the other party to the third parties without the prior written consent of said other party. The receiving party may disclose Confidential Information of the other party to the receiving party’s employees and/or authorized agents only on a need to know basis. The receiving party shall inform its employees and agents, by way of policy and agreement, that they are bound by the aforementioned obligations of confidentiality. In addition, each party shall only be entitled to use Confidential Information for the purpose intended hereunder.

“Confidential Information” means (i) the terms and conditions of this Agreement, and (ii) any other information that the disclosing party desires to protect against unrestricted disclosure by the receiving party and that (A) is disclosed in tangible form, is marked in writing as “confidential” or with a similar designation, (B) if disclosed orally or visually, is designated orally at the time of disclosure as “confidential,” or (C) with respect to Confidential Information of Client, is information maintained on the System. Confidential Information will not include any information that (1) is already in the possession of the receiving party without obligation of confidence, (2) is independently developed by the receiving party, (3) is or becomes publicly available without breach of this Agreement, (4) is rightfully received by the receiving party without obligation of confidence, (5) is released for public disclosure by disclosing party, or (6) is commingled with other third party information for statistical purposes.

13. Performance of Services

Medic shall exercise reasonable skill and care in the provision and performance of Services under this

Agreement but shall have no liability for any delay in the provision or performance of such Services. Medic makes no representations as to the effectiveness of its Services or the ability of such Services to meet Client’s individual needs.

14. Maintenance of Software

Medic agrees to provide Software maintenance, to the extent it is itemized in the Schedule and subject to Client’s payment of the applicable maintenance fees, as follows:

(a) 1-800 Helpdesk support during Medic’s standard Helpdesk hours, with Medic recognized holidays excluded. Any beeper service provided by Medic is billable at Medic’s then prevailing rates. “Helpdesk support” is defined as reasonable telephone support for he Software, which ranges from addressing simple application questions to providing in-depth technical assistance. Helpdesk support does not provide unlimited training to Client. Rather, Client shall be responsible for ensuring that key personnel attend Software training and that new staff additions are subsequently trained on the proper use of the Software. Software maintenance shall commence on the initial installation of the Software at the Designated Location.

(b) Medic shall, in its sole discretion, provide periodic releases of the Software which include enhancements, corrections, and/or state and national insurance changes, as applicable.

(c) Medic shall be responsible for maintaining only the current and next most current release of the Software.

15. Maintenance of Operating System and Third Party Software

To the extent it is included in the Schedule, Medic will provide routine Helpdesk support for the Operating System and third Party Software. In addition, Medic shall communicate with the respective third party in an attempt to obtain and provide to Client any applicable corrections to the Operating System and Third Party Software. Client shall, however, be responsible for ensuring that key personnel and new staff additions are properly trained on the use and general maintenance of the Operating System and Third Party Software.

16. Maintenance of Hardware

Medic agrees to provide Hardware maintenance, to the extent it is itemized in the Schedule and subject to Client’s payment of the applicable maintenance fees, as follows:

(a) 1-800 Helpdesk support during Medic’s then prevailing rates. In this context. “Helpdesk support” is defined as telephone support for the Hardware, which ranges from addressing simple use questions to providing in-depth technical

(b) Medic shall, at its sole discretion, provide on-site remedial maintenance during Medic’s normal business hours if Client requires more than Helpdesk support. On-site remedial maintenance shall consist of repair of replacement, at Medic’s sole discretion of such parts or other materials required to maintain the Hardware in good working order, but shall not include (1) changes or alternations in specifications; (2) installation, moving or removing of Hardware, including peripherals; (3) furnishing consumable supplies or accessories, such as ink and ribbons; (4) repair or replacement of parts required as a result of (i) accident, transportation, acts of God, neglect, misuse, failure of electric power, air conditioning or humidity control, (ii) wiring, or (iii) excessive wear and tear or unauthorized use. Repairs or replacements not included in the Hardware maintenance will be invoiced at Medic’s then prevailing rates. Parts removed during repair or replacement of the Hardware, whether under maintenance or otherwise, become the property of Medic.

(c) Hardware maintenance commences upon the expiration of the respective manufacturer’s warranty. Medic reserves the right to discontinue maintenance on any Hardware upon thirty (30) days written notice and shall not be responsible for maintenance of any Hardware not purchases from Medic.

17. Maintenance Fees and Term

(a) The Maintenance fees are specified in the Schedule and are payable one year in advance. Client hereby acknowledges that there are currently no Maintenance fees for the operating System, but Client shall be required to purchase any and all Operating System upgrades.

(b) If Client elects not to purchase Maintenance or Client discontinues Maintenance and then subsequently elects to obtain or recommence Maintenance, Maintenance will be available at Medic’s then prevailing rates plus a one-time fee equal to all missed Maintenance fees and the cost required to upgrade the System to its then supported levels.

(c) The initial term of each Maintenance agreement shall be one year. All Maintenance fees are subject to change at any time after the end of the initial term. Thereafter, the term of the Maintenance portions of this Agreement shall be automatically extended for successive one year periods until terminated by either party upon at least ninety (90) days prior written notice to the other or as otherwise provided herein. Maintenance for any additional System components shall commence upon Client’s payment of the applicable, additional Maintenance fees to Medic.

18. Client’s Responsibilities

(a) Client shall properly backup its financial and patient data on a daily basis. In addition, Client shall use the Software in accordance with the documentation provided therewith.

(b) Client shall ensure Hardware is kept in good working order in accordance with the manufacturer’s recommendations and requirements.

(c) Client shall identify and provide a “key” individual contact, who has been trained by Medic, to serve as Client’s first line of support on routine System issues for Client’s authorized users and to serve as a liaison between Client and Medic on these issues which need to be escalated to Medic.

(d) Client shall provide Medic access to the System via a support modem over a data quality telephone line. Such access shall allow Medic, from to time, to conduct an audit of the Software as required by Medic and to support, monitor and test Client’s System.

(e) Client shall take all reasonable steps to ensure that no virus is loaded on the System. Virus diagnosis and removal services are not covered by Maintenance and are billable at Medic’s then prevailing rates.

(f) Client shall promptly install all new releases of Software when provided by Medic. If the installation of a new release of the Operating System of Third Party Software, the Client shall also obtain and promptly install such new release(s).

(g) Client shall be responsible for the following, unless otherwise set forth in the Schedule: adherence to specified electrical requirements; running all cable and phone connections for the System; all data conversion, media, and other charges related to the transfer of Client’s data; all networking design and administration charges relating to the set-up and support of the Client’s network; and, all reasonable travel, lodging, and food expenses incurred by Medic in providing the set-up, installation and training Services for the System.

19. Data Conversion

Medic shall use reasonable efforts in attempting to convert Client’s data to the extent specified in the Schedule. Where a conversion is required, client agrees to provide the contract person and the telephone number of its current practice management vendor, and will provide or procure the provision to Medic of all necessary data in a flat ASCIL format and/or the file components and documentation required to perform the electronic conversion. All costs associated with the electronic conversion (e.g. media, freight, current vendor costs, readable data format and, if necessary, data conversion lab) are the responsibility of Client. A conversion implementation schedule will be developed and agreed upon by Medic and Client.

20. Indemnity

Medic at its own expense will defend and hold Client harmless from any judgment against Client to the extent that such judgment is based in a claim that Software used within the scope of this Agreement infringes any patents, copyrights, license or other property right of a third party. Client shall promptly notify Medic in writing of such claim. Medic shall have the right to control the defense of all such claims, lawsuits and other proceedings. In no event shall Client make any prejudicial statement in relation thereto, or settle any such claim, lawsuit or proceeding without Medic’s prior written approval. Client shall, if and when requested by Medic and at Medic’s expense, promptly provide all reasonable assistance in the defense of such claims. If as a result of any claims of infringement by the Software against and patent, copyright, license or other right of a third part, Medic or Client is enjoined from using the Software, of if Medic believes that the Software is likely to result in a judgment of infringement, Medic at its option and expense may (i) procure the right for Client to continue to use the Software, (ii) replace or modify the Software so as to make it non-infringing, with similar functionality, or (iii) discontinue the license granted herein and refund to the Client the respective license fees paid hereunder according to a three (3) year depreciation scale. The foregoing states the entire EVEN liability of Medic with respect to infringement of any third party property rights by the Software or any parts thereof. This indemnity shall not apply if the infringement is caused in whole or part by modifications to the System made by Client or other non-Medic personnel; use of the Software in a manner other than in accordance with this Agreement or use of the Software in conjunction with hardware of software not supplied by Medic under this Agreement.

21. Warranties

(a) Medic represents that during the term of Software maintenance hereunder, the Software will (i) substantially conform to the operational features detailed in the documentation that properly accompanies the Software, provided the Software is installed and used according to such documentation and (ii) be free of material defects which substantially affect its performance under normal use. Medic’s sole obligation under normal use. Medic’s sole obligation under this warranty is to remedy any material defects in the Software.

(b) Client acknowledges and agrees that any warranties applying to the Hardware and the component parts thereof are limited to those offered by the manufacturer thereof and, Medic shall use reasonable efforts to assign all manufacturers’ warranties to Client. Client hereby acknowledges and accepts that Hardware and the component parts thereof, whether originally supplied or replaced under warranty or during maintenance, may not be new and may have been previously installed.

(c) Client acknowledges and agrees that any warranties applying to the Operating System and Third Party Software are limited to those offered by the third party licensor thereof and Medic shall use reasonable efforts to assign all of the third party licensors’ warranties to Client.

(d) THE ABOVE WARRANTIES ARE THE ONLY WARRANTIES MADE BY MEDIC TO CLIENT HEREUNDER. MEDIC MAKES AND CLIENT RECEIVES NO OTHER WARRANTY, EXPRESS OR IMPLIED AND THERE ARE EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. MEDIC DOES NOT REPRESENT THAT THE SYSTEM WILL MEET CLIENT’S REQUIREMENTS OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

22. Limitation of Liability

IN NO EVENT SHALL MEDIC OR THIRD PARTY VENDORS BE LIABLE IN THE AGGREGATE FOR ANY DIRECT LOSS OR DAMAGE SUFFERED BY THE CLIENT IN AN AMOUNT EXCEEDING THAT PAID BY CLIENT TO MEDIC UNDER THIS AGREEMENT DURING THE PREVIOUS TWELVE MONTHS. MEDIC AND THIRD PARTY VENDORS SHALL HAVE NO LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EMEPLARY, OR INCIDENTAL DAMAGES OR FOR ANY DAMAGES WHATSOEVER RESULTING FROM UNAUTHORIZED ACCESS TO THE SYSTEM, LOSS OF DATA OR LOSS OF PROFITS, ARISING OUT OF

OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE THEREOF, EVEN IF MEDIC OF THIRD PARTY VENDORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

23. Termination

If Client fails to pay the Price or otherwise commits a breach hereof, and persists in such failure for ten (10) days after receiving written notice thereof from Medic, Medic may terminate this Agreement and declare any unpaid amounts owned hereunder immediately due and payable. Thereupon Client shall immediately return the System and all copies of the Software to Medic. Cancellation of the license granted hereunder shall be in addition to and not in lieu of any other remedies available to Medic. Sections 7, 10, 11, 12, 20, and 22 shall survive termination of this Agreement.

24. Returns

Any returns of the System, or components thereof, by Client must be requested within 90 days after delivery to Client and must have Medic’s prior written approval. Client shall be subject to payment of any or all of the following for each approved return: 1) an amount equal to the depreciation of the returned Hardware: 2) a ten percent (10%) re-stocking fee: and, 3) the amount owed for Services already rendered in relation thereto.

25. Source Code Escrow

A current version of the Software source code and the accompanying documentation have been put into escrow with a third party. Source code is eligible for release in the event Medic liquidates or shall be declared bankrupt. If Client receives source code under the above circumstances, such source code shall be deemed to be Software and subject to the term and conditions herein. The source code is to be used solely for Client’s maintenance of the Software.

26. General

(a) Unless otherwise specifically agreed in writing by an authorized representative of Client and a Vice President or higher ranking officer of Medic, this Master Agreement will solely govern any present or future purchases/licenses by Client from Medic. Any additional Schedules shall be attached and incorporated into this Agreement by reference.

(b) Each party acknowledges that it, and agrees to be bound by its Agreement, understands it, and agrees to be bound by its terms. This Agreement, along with respective Schedule(s), is the complete and exclusive statement of the parties with the respect to the System and shall supersede all prior proposals, understandings and all other agreements, oral and written. The terms and conditions in this Agreement shall take precedence over the terms and conditions included in al purchase orders and other documentation submitted by Client pursuant to this Agreement. The Client acknowledges and accepts that in entering into this Agreement it has not relied on any representation made by or on behalf of Medic that has not been expressly authorized in writing by a Vice President or higher ranking office of Medic. This Agreement may not be modified or altered except by a written instrument duly executed by both parties.

(c) Neither party hereto shall be liable or deemed in default for any delay or failure in performance hereunder resulting from any cause beyond its reasonable control.

(d) This Agreement, and any action arising out of or related to it, shall be governed by and construed in accordance with the laws of the State of North Carolina; however, except as otherwise expressly stated herein, the parties specifically waive and disclaim the applicability of the Uniform Commercial Code, Uniform Electronic Transactions act, and Uniform Computer Information Transactions Act to this Agreement. In the event any action or proceeding is bought in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.

(e) If any provision of this Agreement is held to be invalid or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired.

(f) This Agreement shall be binding upon and for the benefit only of the parties hereto and their respective successors and permitted assigns. Client may not assign this Agreement nor any of its rights, duties or obligations hereunder without the prior written consent of Medic. Any valid assignment of Client’s rights and obligations in relation to the Software will require an additional Software license fee paid to Medic at Medic’s then prevailing rates unless otherwise specified.

(g) The waiver or failure of either party to exercise any right provided for in this Agreement shall not be deemed a waiver of any further hereunder.

(h) All communications or notices permitted or required to be given or served under this Agreement shall be in writing, shall be addressed to the other parties at the appropriate party’s address or as set forth above, and shall be deemed to have been duly given or served if delivered in person or deposited in the United States mail, certified mail, return receipt requested.

(i) during the term of the Agreement and for one year thereafter, Client will not, without the prior written consent of Medic, offer employment to, employ or subcontract work to any person employed then or within the preceding three months by Medic.

(j) Any dispute or claim arising out of, or in connection with, this Agreement shall be finally settled by binding arbitration in Raleigh, North Carolina, in accordance with the then-current rules and procedures of the American Arbitration Association. The arbitrator shall apply the law of the State of North Carolina, without reference to rules of arbitration, to the merits of any dispute or claim. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award punitive or exemplary damages against any party.

(k) This Agreement shall become effective upon the signature hereof by an authorized representative of the Client and Medic and receipt by Medic of the initial payment specified herein.

Approval

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representative.

Approved By:	Approved By:

Medic Computer Systems, LLC	Client

By:	By:
Authorized Signature	Authorized Signature

Name:	Name:
Printed	Printed

Title:	Title:

Date:	Date:

Tiger Hardware and Network Recommended Minimums

The items listed below dictate the current minimum requirements* for each component of the client-server environment to initially operate the existing + Medic Tiger application.

LAN

•	Minimum 10BaseT Ethernet or equivalent IP network

•	Cat5 cabling and connectors must be installed per industry standards to all devices and PCs devices

•	Hubs, Switches, Routers and other Ethernet LAN components must be approved equivalent to Medic recommendations

•	TCP/IP stack on all PCs and network components should be installed with only the necessary protocols required for normal application operations. Other protocols such as NETBUI, NETBIOS, and IPX must be reviewed and approved prior to installation.

•	The pre-existing network shall be considered in reasonable health and void of known adverse conditions. In addition, the average bandwidth utilization shall not exceed 30%.

WAN

•	Minimum service requirement for WAN lines is 128K Frame Relay with a minimum CIR of 48. Performance of a service with less than the recommended minimum CIR cannot be guaranteed.

•	Device limit for the minimum WAN service requirement is 5-7 devices (PCs or printers).

NETWOK MODEM

•	A Shiva Net Modem or similar modem is required for any +Medic Tiger client installation.

This type of modem enables support to access PCs connected to the network and support the +Medic Tiger application.

CLIENT PC

•	Microsoft ‘s Internet Explorer 4.0 must be loaded.

•	10 BaseT Ethernet adapter

•	Win95 or higher with TCP/IP

•	Pentium 300MHz with 64MB RAM

•	400MB Free disk space

•	800x600 Resolution with 1MB Video RAM

PRINTERS

•	Printers must have a Win95 or higher print driver

•	Printers can be connected to a Win95 or higher PC or may be connected directly to the network.

Printers can not be connected asynchronously to the AIX server.

•	Medic requires a HP JetDirect print server for any network printer requiring print jobs to be received from the +MEDIC Tiger application. (Note: An internal HP Jetdirect print server can be used for network HP laser printers, otherwise an external HP JetDirect print server is required for other network printers).

*	These minimum requirements are subject to change with each release of a new module within the +Medic Tiger application. In addition, these requirements are intended as minimum specifications only and shall not be interpreted as an optimal configuration for +Medic Tiger application.

Accepted

By:

Title:

Date: